Exhibit 99.1

Global Net Lease, Inc. (NYSE:GNL) Q1 2018 Earnings Conference Call

Executives

James Nelson – President & CEO

Chris Masterson – CFO

Louisa Quarto – Executive Vice President

Analysts

Operator

Good morning and welcome to the Global Net Lease First Quarter Earnings Call. [Operator Instructions]. I would now like to turn the conference over to Louisa Quarto, Executive Vice President. Please go ahead.

Louisa Quarto

Thank you, operator. Good morning everyone and thank you for joining us for GNL's first quarter 2018 Earnings Call. This call is being webcast in the Investor Relations section of GNL's website at www.globalnetlease.com. Joining me today on the call to discuss the quarter’s results are James Nelson, GNL’s Chief Executive Officer and Chris Masterson GNL’s Chief Financial Officer.

The discussion today will include certain statements and assumptions which are not historical facts. They are forward-looking in nature and are being made pursuant to the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to certain assumptions and numerous risk factors that could cause GNL's actual results to differ materially from these forward-looking statements. We refer all of you to our SEC filings for a more detailed discussion of the risk factors that could cause these differences.

Also during the call, we will use the term “Investment Grade Rating” which includes both actual investment grade ratings of the tenant or Implied Investment Grade ratings. Implied Investment Grade includes ratings of tenant parent (regardless of whether or not the parent has guaranteed the tenant’s obligation under the lease) or lease guarantor. Implied Investment Grade ratings are also determined using a proprietary Moody’s analytical tool, which compares the risk metrics of the non-rated company to those of a company with an actual rating. The ratings information is as of March 31, 2018.

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Any forward-looking statements provided during this conference call are only made as of the date of this call. As stated in our SEC filings, GNL disclaims any intent or obligation to update or revise these forward-looking statements except as expressly required by law. Also during today's call, we will discuss non-GAAP financial measures, which we believe can be useful in evaluating the company's financial performance. These measures should not be considered in isolation or as a substitute for our financial results prepared in accordance with GAAP. A reconciliation of these measures to the most directly comparable GAAP measure is available in our earnings release.

I will now turn the call over to our CEO, Jim Nelson.

James Nelson

Thank you, Louisa and thanks again to everyone for joining us on today’s call. I will start by providing a brief recap of our results and provide some color on the acquisitions we closed and Chris will go into more detail shortly regarding our first quarter financial performance.

I’m happy to report that our first quarter results demonstrated steady performance and solid execution across our growing net lease portfolio.

Revenue increased 8.4% year over year to $68.1 million and AFFO for the first quarter increased approximately 2% to $35.1 million. In fact, our Q1 AFFO increased during the quarter as a result of our acquisitions in 2017 and the first quarter of 2018.

Also in Q1 2018, our percentage of investment grade or implied investment grade tenants improved to 78%. Occupancy has remained constant at 99.5% and at quarter end our geographic property mix, based on annualized straight-line rent shifted slightly more towards the U.S. to roughly 49% U.S. and 51% in Europe while the property mix was at 58% office, 33% industrial and distribution and 9% retail.

Now I’d like to tell you about the industrial and distribution properties we closed on during the quarter. These six new assets represent $63 million of the $293 million of acquisitions we announced as under contract earlier this year. These are great examples of where our strategy is focused in terms of property type, significance of each property to the tenant’s operations and the financial strength of the tenant. We believe that our demonstrated ability to underwrite transactions with an eye toward long-term value is what will continue to set GNL apart in the net lease sector.

These industrial and distribution assets are located in Illinois, Michigan and Mississippi, measure a combined 760,000 square feet, have a weighted-average GAAP cap rate of 7.96%, and a weighted average remaining lease term of 10 years. The addition of these properties supports our objective of owning assets net leased long-term at attractive cap rates to investment grade and creditworthy tenants. It is also worth noting the significant role each property adds to the corresponding tenant’s operations. This is critical for us as property owners.

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The three Illinois assets are industrial facilities located in Chicago are net leased for a full ten years to LSI Steel Processing, a division of Lamination Specialties Corp. which has an implied investment grade credit rating on Moody’s Analytics of “Baa1.” At a ten-year term, this acquisition lengthens our overall average remaining lease term, expands our current mid-western portfolio footprint, and provides an advantageous GAAP cap rate of 8.21%.

LSI Steel Processing was founded in 1982 and is on the forefront of utilizing advanced technology to provide to its clients’ fully automated and computer-controlled processing manufacturing lines which are designed to meet their high standards and precise specifications. LSI services clients across America in the supply of flat rolled steel products, light gauge metal processing, and coiled steel storage.

The first of the two Michigan acquisitions we closed is an industrial facility located near Grand Rapids, absolute net leased for ten and a half years to Lee Steel Holdings, a tenant with a Moody’s credit rating of “B3.” At an 8.31% GAAP cap rate this acquisition provides a great estimated yield, and at more than ten years of term, it also lengthens our overall weighted average remaining lease term and adds to our mid-western portfolio. Established in 1947 Lee Steel produces and delivers flat rolled steel, including hot rolled steel, cold rolled steel, and exposed coated products to a broad base of global customers. Using state-of-the-art equipment, Lee Steel services a variety of industries, including, among many others, the automotive, agricultural, appliances, defense, construction and furniture sectors.

The second Michigan asset is a newly-built industrial facility north of Detroit, leased for 9.9 years to Fiat Chrysler Automobiles US. The tenant carries a Moody’s investment grade credit rating of “Baa2.” We’re pleased to add this strategically important automotive facility to our portfolio at an 8.56% GAAP cap rate, leased to one of the world’s largest automakers. Notably, this location serves as a “final assembly” facility for the new Dodge Ram Truck, Fiat Chrysler’s bestselling product, including installation of bed-liners, trim packages, and other components. This newly-built facility is now a part of the over 150 other plants within the Fiat Chrysler Automobiles N.V. group.

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The sixth of the acquisitions we closed in the first quarter is a newly-built distribution center northeast of New Orleans, leased for 9.8 years to Chemours Company, FC. The facility serves as a storage and warehouse operation to support the nearby Chemours Delisle titanium plant and the lease guarantor is rated by “Ba3” by Moody’s. At a 6.96% GAAP cap rate, this asset provides GNL with a good estimated yield while adding to our portfolio in the Southwest. Formerly a division of Dupont, Chemours Company has a worldwide presence and in 2017 generated over 6 billion dollars in revenue through several thousand customers in 130 countries. We are excited to own this newly-built distribution center.

Beyond closing a meaningful portion of the $293 million in acquisitions under contract, we are evaluating a number of other potential acquisitions, but it is too early to provide any specifics.

We also made significant progress on the operational front with our advisor adding a dedicated London-based staff and opening a London office. This further strengthens our presence in Europe by bringing asset management into our advisor rather than with a service provider. With the addition of this dedicated asset management and property management effort, we will have closer relationships with our tenants and greater opportunity to identify additional acquisitions in Europe. That being said, we still expect our overall property mix will continue to shift more towards the U.S., as our recent acquisitions and assets under contract reflect.

With that, I'll turn the call over to Chris to walk us through operating results in more detail then I will follow up with some closing remarks. Chris?

Chris Masterson

Thanks, Jim. We reported First quarter 2018 rental revenue of $68.1 million which was up 8.4% from the Q1 2017 period and we reported adjusted funds from operations of $35.1 million which represents an increase of $0.6 million compared to the first quarter 2017. Rental revenues increased primarily due to acquisitions. As always a reconciliation of GAAP net income to the non-GAAP measures can be found in our earnings release.

On our balance sheet, we ended the quarter with net debt, which is debt less cash and cash equivalents, of $1.5 billion at a weighted average interest rate of 2.8%. Our weighted average maturity has extended on a year over year basis from 1.6 years at the end of the first quarter 2017 to 3.6 years at the close of the first quarter 2018. The components of our debt include $342 million on the multi-currency revolving credit facility, $240 million on our term loan and $1 billion of outstanding gross mortgage debt. At quarters end our debt consisted of approximately 83% fixed rate, which is inclusive of floating rate debt with in place interest rate swaps. Our net debt to annualized adjusted EBITDA is 7.4x times with a strong interest coverage ratio of 4.4x times. As of March 31st, liquidity was approximately $167.2 million comprised of $106.7 million of cash on hand and $60.4 million of availability under the credit facility.

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The Company’s net debt to enterprise value was 54.5% with an enterprise value of $2.8 billion based on the March 31, 2018 closing share price of $16.88 for common shares and $24.91 for preferred shares. However, the net debt to enterprise value would decrease to 51.6% if the calculation was based on closing share prices from May 4th of $19.25 for common shares and $24.45 for preferred shares.

Let me now discuss the European side of our capital structure. We currently have 64 individual mortgage loans for a total of $713 million outstanding across the UK and Europe and we expect to refinance these loans over the next year. Similar to what we have done with our US debt our objective is to extend maturities as we continue to simplify and optimize our capital structure.

As a quick update to our hedging program, we have continued to use our hedging strategy as a way to offset movements in interest rates and local currencies for our European portfolio. Recently, we placed new forward contracts to hedge our future exposure to the Euro and British Pound. The Euro contracts hedge an additional 5.5 million Euros of cash flows from the first quarter of 2019 through the second quarter of 2021. The British Pound contracts also hedge an additional 5.5 million Pounds of cash flows from the first quarter of 2019 through the second quarter of 2021. These hedges are consistent with our disciplined strategy of layering hedges against the two currencies over upcoming quarters to manage our exposure to both currencies. I'll turn the call back to Jim for some closing remarks.

James Nelson

Thanks, Chris. I am certainly excited by the progress we have made in just the first nine months since my being appointed CEO. We have created a strong foothold in Europe bringing the team leading our effort there under our advisor’s umbrella. We have diversified our access to capital to support the growth of our portfolio through the accretive acquisition of net lease assets.

Looking ahead, we anticipate closing the balance of the $293 million of acquisitions by fall 2018. These properties will contribute to efforts to grow earnings and cash flow.

From a geographic diversification standpoint, our annualized straight line rent will shift from 49% U.S. to roughly 52% U.S. by year end with just the closing of the remaining $230 million of announced acquisitions.

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From a property diversification standpoint, upon closing these acquisitions we will increase our industrial and distribution property mix to 37% of our portfolio, up from 32% at the end of 2017.

We continue to demonstrate a proven ability to source investment opportunities by leveraging direct relationships with landlords and developers to identify off market transactions. We believe this allows the company to achieve better than market cap rates and more favorable terms than are generally available generating improved results for the company and its shareholders.

We will remain proactive and disciplined in our acquisition strategy to identify compelling opportunities to acquire net lease assets, with a near-term focus on U.S. industrial and distribution facilities, to drive shareholder value. We will also selectively add to our international footprint.

We are excited by:

•	the market opportunities,

•	our growing portfolio,

•	our improved European presence and

•	our strong real estate network from which we source opportunities

We continue to demonstrate our ability to execute on our vision and to deliver steady results.

I look forward to continuing to lead the GNL effort to enhance long-term value for our stockholders.

With that Operator we can open the line for questions.

Question-and-Answer Session

Operator

[Operator Instructions].

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